Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WSI Industries, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 use of our report dated October 24, 2014, relating to our audits of the consolidated balance sheets of WSI Industries, Inc. and Subsidiaries as of August 31, 2014 and August 25, 2013 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2014, which appears in the Annual Report on Form 10-K of WSI Industries, Inc. and Subsidiaries for the year ended August 31, 2014.

/s/ SCHECHTER DOKKEN KANTER ANDREWS & SELCER LTD.

Minneapolis, Minnesota

April 3, 2015